Exhibit 10.1
Ball Corporation Long-Term Cash Incentive Plan, dated
   October 25, 1994, as amended October 23, 1996





                                BALL CORPORATION

                          LONG-TERM CASH INCENTIVE PLAN

                          (As Amended October 23, 1996)


                                    Section I

                              Terms and Conditions

The purpose of the Ball Corporation Long-Term Cash Incentive Plan (the "Plan") is to advance the interests of Ball Corporation (the "Company") and its subsidiaries by providing a long-term financial incentive to selected key executives who contribute and are expected to continue to contribute materially to the success of the Company and its subsidiaries through their leadership skills, vision and dedication.


                                   Section II

                                  Plan Concept

The Plan, offered in conjunction with the various Ball Stock Option Plans, provides awards on the basis of Ball's total return (stock price appreciation plus dividends) performance over three-year performance cycles which begin at the start of each calendar year.

                                   Section III

                           Administration of the Plan

The plan shall be administered by the Human Resources Committee of the Board of Directors (the "Committee"). The Committee shall have full and final authority to interpret the Plan and the awards granted thereunder, to prescribe, amend and rescind rules and regulations, if any, relating to the Plan and to make all determinations necessary or advisable for the administration of the Plan. No member of the Committee shall be liable for anything done or omitted to be done by him or by any other member of the Committee in connection with the Plan, except for his own willful misconduct or gross negligence.



                                   Section IV

                                 Effective Date

The effective date of the Plan is August 1,1994, as adopted by the Board of Directors of Ball ( the "Board") on October 25, 1994, and as amended effective October 22, 1996.


                                    Section V

                              Operation of the Plan

Performance Cycles -- The normal operation of the Plan provides for performance cycles beginning each January 1, which last for three calendar years. However, as a transition, there were two phase-in awards which provided the opportunity for payments at the end of 1995 and 1996, as follows:

1994     |   1995    |   1996    |   1997    |   1998    |   1999    |

8/1/94 -------------->               }   Phase-In
                                     }   Cycles
8/1/94 -------------------------->   }

             1/1/95-------------------------->


                        1/1/96--------------------------->


                                   1/1/97----------------------------->


                                             1/1/98------------------->


                                                         1/1/99------->


Participation -- Participants in the Plan and individual participation opportunities shall be determined by the Committee. Actual awards will be dependent on performance levels as explained below. The amount of the award will be prorated for performance greater than minimum but less than target and for performance greater than target but less than maximum.

Performance Requirements -- Awards are dependent upon Ball's total shareholder return over the performance period (defined as stock price appreciation plus dividends assumed to be reinvested). For the transition cycles beginning August 1, 1994, and ending December 31, 1995 and 1996, the performance requirements, defined in terms of average annual compound rate of growth in total shareholder return, are as follows:

                  Minimum  -- 8% annual growth
                  Target -- 12% annual growth
                  Maximum -- 20% annual growth

In calculating the stock price under the Plan, the average of the five trading days ending at the beginning and at the end of the performance period will be used.

For cycles ending December 31, 1997, 1998 and 1999, the performance requirements, in terms of annual average compound rate of growth in total shareholder return, comparing average daily Ball closing stock prices and dividends in the third year of the cycle with the average daily closing stock prices and dividends in the year 1996, as compared with those for the S&P 400 stock index, are as follows:

                 *Minimum -- the 37.5th percentile of the S&P 400 stock index

                  Target -- the 50th percentile of the S&P 400 stock index

                  Maximum -- the 75th percentile of the S&P 400 stock index

         *For the cycles ending December 31, 1997 and 1998, total shareholder return must be positive to result in a payout.


For cycles ending December 31, 2000, and later, the performance requirements will remain as above, except that in determining the annual average compound rate of growth in total shareholder return, the average daily closing stock prices in the third year of the cycle will be compared with the average daily closing stock prices in the year prior to the start of the cycle.

Form and Timing of Payment -- The awards will be made in cash as soon as practical after the close of the Performance Period, but no later than March 15 of the year following the close of such period. However, for those executives whose Ball Corporation stock holdings are below the established guidelines, up to one-half of the award will be made in restricted stock.

                                   SECTION VI

                              Terms and Conditions

Termination of Employment Due to Death, Disability or Retirement -- If death, disability or early or normal retirement, as defined in the Ball Pension Plan for Salaried Employees, occurs prior to the end of one or more cycles in which an executive was a participant, the participant's performance award for each such cycle will be paid as provided in Section V hereof, except the award under this paragraph shall be calculated as follows for each cycle in which the terminated executive was a participant:

         Award Opportunity achieved under the plan for each full performance cycle times a fraction, the numerator of which is the number of calendar days of continuous employment completed by the participant during each cycle and the denominator of which is the total number of calendar days in the cycle.

Beneficiary Designation for Termination by Death -- A participant may designate a beneficiary or beneficiaries who, upon the participant's death, are to receive the amounts that otherwise would have been paid to the participant. All designations shall be in writing and signed by the participant. The designation shall be effective only if and when delivered to Ball during the lifetime of the participant. The participant may change his/her beneficiary or beneficiaries with a signed, written instrument delivered to Ball. Payouts shall be in accordance with the last unrevoked written designation of beneficiary that has been signed and delivered to Ball's senior vice president of administration.

Termination of Employment for Reasons Other Than Death, Disability or Retirement -- If a participant's employment is terminated by Ball other than for cause, prior to the end of one or more performance cycles, payout shall be in accordance with the same terms as for termination due to death, disability or retirement as described above. If termination is for cause, the participant shall not be entitled to any payout with respect to any incomplete performance cycle.

Merger, Consolidation or Acquisition -- In the event of a merger, consolidation, or acquisition such that Ball is not the surviving corporation, performance awards will become immediately payable based on the performance achieved as of the end of the most recently completed calendar year for each cycle as to which the grant of award opportunities has occurred at least six months previously.

Recapitalization -- In the event of any increase or decrease in the total number of shares of Ball Corporation common stock resulting from a subdivision or consolidation of shares or other capital adjustment or the payment of a stock dividend or other increase or decrease in such shares effected without receipt of consideration by Ball, Ball's total shareholder return calculation shall be adjusted for each incomplete performance cycle at the effective date of such recapitalization, as if such recapitalization had been effected at the beginning of each such performance cycle.

Nonalienation of Benefits -- Neither the participant nor any designated beneficiary under the Plan shall have the power to transfer, assign, anticipate, hypothecate, or otherwise encumber in advance any of the benefits payable hereunder, nor shall said benefits be subject to seizure for the payment of any debts or judgments or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

No Right to Continued Employment -- Ball may continue to employ a participant in such capacity or position as it may from time to time determine, but Ball retains the right to terminate the participant's employment with or without cause. Ball also retains the right to terminate the Plan, but only with respect to performance cycles not yet begun, and all the participant's rights hereunder, whether or not the participant's employment is terminated.